UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
September 29, 2023

Immunome, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39580	77-0694340
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

665 Stockton Drive, Suite 300 Exton, Pennsylvania	19341
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 321-3700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	IMNM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On October 2, 2023, Immunome, Inc. (“Immunome”) completed its previously announced merger transaction in accordance with the terms and conditions of the Agreement and Plan of Merger and Reorganization, dated as of June 29, 2023 (the “Merger Agreement”), by and among Immunome, Ibiza Merger Sub, Inc., a wholly owned subsidiary of Immunome (“Merger Sub”), and Morphimmune Inc. (“Morphimmune”), pursuant to which Merger Sub merged with and into Morphimmune, with Morphimmune surviving the merger as a wholly owned subsidiary of Immunome (the “Merger”). See Item 2.01 for additional information regarding completion of the Merger.

Item 1.01	Entry into a Material Definitive Agreement

Morphimmune previously entered into a material license agreement and master sponsored research agreement in connection with the development of Morphimmune’s potential product candidates and targeted effector platform. Such material agreements are summarized below.

License Agreement with Purdue Research Foundation

In January 2022, Morphimmune entered into a Master License Agreement (the “Purdue License Agreement”) with Purdue Research Foundation (“PRF”). Under the Purdue License Agreement, PRF granted Morphimmune a royalty-bearing, transferable, worldwide, exclusive license, sublicensable through multiple tiers, under certain intellectual property owned by PRF to research, develop, manufacture, and commercialize the licensed products in all fields of use with limited exceptions. The license is subject to certain rights of the U.S. government and rights retained by PRF (i) to practice and to license any government agencies, universities or other educational institutions to practice, make, and use the intellectual property licensed to Morphimmune on a royalty-free basis for non-commercial uses, (ii) to conduct activities required under sponsored research agreements with Morphimmune, and (iii) to disseminate and publish materials and scientific findings from PRF’s research related to the intellectual property licensed to Morphimmune. Morphimmune is obligated to use commercially reasonable efforts to develop and commercialize the licensed products and to achieve agreed development milestones. PRF is obligated to prosecute and maintain the licensed patents at Morphimmune’s cost and expense.

Under the Purdue License Agreement, Morphimmune paid PRF a one-time upfront payment of $200,000 upon execution and $100,000 on each of the first and second anniversary of the effective date of the Purdue License Agreement. During the period commencing on the date of first commercial sale of a licensed product and ending upon the date of expiration of the last valid claim of the licensed patents covering such licensed product in a country, referred to as the royalty term, Morphimmune will pay PRF an earned unit royalty of a low single-digit percentage on gross receipts from sale of the licensed product, and beginning with the first sale of a licensed product, a tiered minimum annual royalty from the low to mid six-digit figure range less the unit royalties due for the annual period. Upon the achievement of specified development and commercialization milestones, Morphimmune will pay PRF the milestone payments as specified in the Purdue License Agreement, which may be up to $3.75 million in the aggregate. Morphimmune is also required to pay PRF an annual maintenance fee ranging from a low five-digit figure to a low six-digit figure prior to first sale of a licensed product and a low double-digit percentage of sublicense income received for sublicenses of licensed intellectual property, the percentage depending upon the timing of execution of the sublicense.

The Purdue License Agreement expires on a licensed product-by-licensed product and country-by-country basis, upon expiration of the royalty term for such licensed product for the applicable country. Morphimmune may terminate the Purdue License Agreement upon at least one month’s prior written notice to PRF. PRF may terminate the Purdue License Agreement and the licenses granted thereunder if Morphimmune fails to cure a payment default or other material breach of the Purdue License Agreement after written notice from PRF, or if Morphimmune becomes insolvent.

The foregoing description of the Purdue License Agreement is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 hereto and is incorporated herein by reference.

Master Sponsored Research Agreement with PRF and Purdue University

In February 2022, Morphimmune entered into a Master Sponsored Research Agreement, as amended (the “Purdue MSRA”), with PRF and Purdue University, or Purdue, under which Morphimmune agreed to fund certain research and development activities conducted at Purdue. Under the Purdue MSRA, Morphimmune is automatically vested with a non-exclusive, royalty-free license to use project intellectual property for internal research and development purposes and a first option to exclusively license the project intellectual property subject to a retained license in favor of Purdue for research, scholarly use, education, and other similar uses. If Morphimmune chooses to exercise the option to exclusively license the project intellectual property, Morphimmune and PRF will either amend the Purdue License Agreement to add the project intellectual property to the intellectual property licensed to Morphimmune under the Purdue License Agreement, or negotiate and enter into a new exclusive license agreement under the terms specified in the Purdue MSRA. Purdue will use reasonable efforts to complete projects specified pursuant to the Purdue MSRA. Morphimmune is required to pay all project costs under the Purdue MSRA.

The Purdue MSRA expires at the end of the specified agreement period and either Morphimmune or Purdue may terminate the Purdue MSRA upon prior written notice to the other party.

The foregoing description of the Purdue MSRA is not complete and is subject to and qualified in its entirety by reference to such agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets

As previously disclosed, on June 29, 2023, Immunome, Merger Sub and Morphimmune entered into the Merger Agreement. Upon the terms and subject to the satisfaction (or waiver) of the conditions described in the Merger Agreement, including the approval of the share issuance by Immunome’s stockholders, Merger Sub would be merged with and into Morphimmune, with Morphimmune surviving the Merger as a wholly owned subsidiary of Immunome. The Merger is intended to qualify as a tax-free reorganization for U.S. federal income tax purposes. In connection with the Merger, certain officers, directors and stockholders of Morphimmune and certain officers, directors and stockholders of Immunome entered into lock-up agreements, pursuant to which they accepted certain restrictions on transfers of the shares of Immunome for the 180-day period following the effective time of the Merger.

On October 2, 2023, Immunome, Merger Sub and Morphimmune consummated the transactions contemplated by the Merger Agreement following a special meeting of Immunome’s stockholders on September 29, 2023 (the “Special Meeting”). Pursuant to the Certificate of Merger, filed by Immunome which became effective on October 2, 2023 (the “Merger Certificate”), Merger Sub was merged with and into Morphimmune and Morphimmune became a wholly owned subsidiary of Immunome. At the effective time of the Merger, each outstanding share of Morphimmune capital stock (was converted into the right to receive 0.3042 shares of Immunome common stock, which resulted in the issuance by Immunome of an aggregate of 8,835,710 shares of Immunome common stock to the stockholders of Morphimmune (the “Exchange Shares”), as applicable, and an amount in cash, rounded to the nearest whole cent, in lieu of any fractional share interest in Immunome common stock to which such holder otherwise would have been entitled (after aggregating all fractional shares issuable to such holder). The issuance of the Exchange Shares was registered on a Registration Statement on Form S-4, as amended (Reg. No. 333-273792) (the “Registration Statement”). In addition, each option to purchase shares of Morphimmune capital stock (each, a “Morphimmune Option”) that was outstanding and unexercised immediately prior to the Effective Time under Morphimmune’s 2020 Equity Incentive Plan (the “Morphimmune Plan”), whether or not vested, was converted into and became an option to purchase Immunome common stock equal to 0.3042 multiplied by the number of shares of Morphimmune common stock previously represented by such options, and Immunome assumed the Morphimmune Plan and each such Morphimmune Option in accordance with the terms of the Morphimmune Plan and the terms of the stock option agreement by which such Morphimmune Option is evidenced.

The Merger was treated as an asset acquisition under U.S. generally accepted accounting principles. Immunome is treated as the acquirer for financial reporting purposes.

Immediately following the consummation of the Merger and the PIPE Financing (as defined below), there were 42,729,097 shares of Immunome’s common stock outstanding, with prior Immunome stockholders collectively owning approximately 28.6% of the outstanding shares of Immunome common stock, prior Morphimmune stockholders collectively owning approximately 20.7% of the outstanding shares of Immunome common stock and the PIPE investors owning approximately 50.7% of the outstanding shares of Immunome common stock.

The foregoing description of the Merger Agreement does not constitute a complete summary of the terms of the Merger Agreement, and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 2.1hereto and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

As previously disclosed, on June 29, 2023, Immunome entered into subscription agreements (each, a “Subscription Agreement”) with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to subscribe for and purchase, and Immunome agreed to issue and sell to the PIPE Investors, an aggregate of 21,690,871 shares of Immunome common stock for an aggregate purchase price of approximately $125.0 million, on the terms and subject to the conditions set forth therein (the “PIPE Financing”). The shares of Immunome common stock were sold to the PIPE Investors at a price per share equal to $5.75 and, in the case of affiliate investors, $5.91 per share, the consolidated closing bid price per share immediately preceding the entry into the Subscription Agreement. Each Subscription Agreement contained customary representations and warranties of Immunome, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, preceding the consummation of the Merger immediately following the consummation of the PIPE Financing. The closing of the PIPE Financing occurred on October 2, 2023, immediately following the consummation of the Merger. The gross proceeds to Immunome from the PIPE Financing are expected to be approximately $125.0 million.

The securities issued and sold to the PIPE Investors were sold in reliance on the exemption from registration requirements of the Securities Act provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

Resignation of Directors and Termination of Executive Officers

In accordance with the terms of the Merger Agreement, (i) each of Michael Rapoport, Richard Baron, John LaMattina, Ph.D., and Michael Lefenfeld resigned from Immunome’s board of directors and any respective committee membership of Immunome’s board of directors, effective as of the closing of the Merger; (ii) Purnanand D. Sarma, Ph.D. resigned from Immunome’s board of directors and any respective committee membership of Immunome’s board of directors, and resigned as an officer and employee of Immunome for Good Reason under the terms of his Amended and Restated Employment Agreement with Immunome, dated October 14, 2020, in each case, effective as of the closing of the Merger; and (iii) Dennis Giesing, Ph.D., Immunome’s former Chief Development Officer, was terminated as an officer and employee of Immunome effective as of the closing of the Merger. The resignation of each of the above referenced directors was not the result of a disagreement with Immunome on any matter relating to its operations, policies or practices.

Appointment of Directors and Executive Officers

Immediately following the effective time of the Merger, Immunome’s board of directors (and its committees) and executive officers were reconstituted to include the following directors and executive officers:

Name	Age	Position
Executive Officers
Clay Siegall, Ph.D.	63	Chief Executive Officer, President, Chairman of the Board and Class I Director
Jack Higgins, Ph.D.	44	Chief Scientific Officer
Matthew Robinson, Ph.D.	54	Chief Discovery Officer, Biology
Corleen Roche	57	Chief Financial Officer
Sandra Stoneman	51	Chief Legal Officer and General Counsel
Bruce Turner, M.D., Ph.D.	60	Chief Strategy Officer
Max Rosett	33	Senior Vice President, Operations
Non-Employee Directors
Isaac Barchas	56	Class II Director and Lead Independent Director
Franklyn Prendergast, M.D., Ph.D.	78	Class II Director
James Boylan	56	Class III Director
Philip Wagenheim	52	Class III Director

Class I directors have a term expiring in 2024, Class II directors have a term expiring in 2025 and Class III directors have a term expiring in 2026.

The members of the Audit Committee are Mr. Barchas (Chair), Mr. Boylan and Dr. Prendergast. The members of the Compensation Committee are Mr. Boylan (Chair), Mr. Barchas and Dr. Prendergast. The members of the Nominating and Nominating and Governance Committee are Mr. Barchas (Chair), Mr. Boylan and Dr. Prendergast.

Pursuant to the terms of the Merger Agreement, each of (i) Dr. Siegall and Mr. Barchas were appointed to the board of directors of Immunome as designees of Morphimmune and (ii) Mr. Wagenheim remained on the board of directors of Immunome as a designee of Immunome. Upon mutual agreement between Immunome and Morphimmune, Dr. Prendergast, who currently serves as a member of Immunome board of directors and, prior to the Merger, served as a member of the Morphimmune board of directors, and Mr. Boylan, the designee appointed by Enavate pursuant to an agreement between Immunome and Enavate in connection with Enavate’s investment in the PIPE Financing (as previously disclosed), were appointed to the board of directors of Immunome. In connection with the closing of the Merger, Immunome’s board of directors reduced the size of the Immunome board of directors to five directors. Each of the non-employee directors will be eligible to receive compensation pursuant to Immunome’s non-employee director compensation policy.

Executive Officers

Clay Siegall¸ Ph.D. has served as Morphimmune’s President and Chief Executive Officer since January 2023. From November 2002 to May 2022, Dr. Siegall served as the Chief Executive Officer of Seagen, Inc. (Nasdaq: SGEN), which he co-founded in July 1997. Dr. Siegall also served as a director of Seagen, Inc. (Nasdaq: SGEN) from December 1997 to May 2022, as its President from June 2000 to May 2022 and as Chairman of its board of directors from March 2004 to May 2022. Prior to co-founding Seagen, Dr. Siegall was with the Bristol-Myers Squibb Pharmaceutical Research Institute from 1991 to 1997, most recently as a Principal Scientist. From 1988 to 1991, Dr. Siegall was a Staff Fellow/Biotechnology Fellow at the National Cancer Institute, National Institutes of Health. In addition to Seagen, Inc., Dr. Siegall previously served as a director of Nurix Therapeutics, Inc. (Nasdaq: NRIX), Alder BioPharmaceuticals, Inc. (Nasdaq: ALD), which was acquired by H. Lundbeck A/S in 2019, Mirna Therapeutics, Inc. and Ultragenyx Pharmaceutical Inc. (Nasdaq: RARE). He also previously served as chairman of the board of Umoja Biopharma, Inc. Dr. Siegall received a Ph.D. in Genetics from George Washington University and a B.S. in Zoology from the University of Maryland.

Immunome believes that Dr. Siegall is qualified to serve on its board of directors due to his breadth of experience in drug development and commercialization, along with his scientific understanding, corporate vision and management skills.

Jack Higgins, Ph.D. has served as Morphimmune’s Chief Scientific Officer since May 2022. Prior to joining Morphimmune, Dr. Higgins served in positions of increasing responsibility at Molecular Templates, Inc., a clinical stage biotechnology company focused on cancer, from January 2010 to April 2021, serving most recently as Chief Development Sciences Officer from June 2019 to April 2021, and SVP Operations, Head of Manufacturing from August 2017 to June 2019. While at Molecular Therapeutics, Dr. Higgins led discovery and development efforts for multiple clinical candidates and co-invented the company’s Engineered Toxin Body (ETB) platform. Dr. Higgins completed a fellowship in tumor immunology at the National Cancer Institute. He earned his Ph.D. and M.S. from the University of Arkansas and a B.S. from Texas A&M University.

Matthew K. Robinson, Ph.D. has served as Immunome’s Chief Technology Officer since June 2022. Dr. Robinson has been with Immunome since March 2016, most recently serving as Senior Vice President of Research & Development until June 2022. Prior to joining Immunome Dr. Robinson was a faculty member in the Developmental Therapeutics Program at Fox Chase Cancer Center in Philadelphia from 2002 through 2016, focusing on the development of antibody-based molecules for the detection and treatment of cancer. Dr. Robinson earned a B.S. degree in biology from Allegheny College as well as a M.S. in biochemistry and Ph.D. in genetics from the University of Rochester School of Medicine & Dentistry.

Corleen M. Roche has served as Immunome’s Chief Financial Officer since April 2021. Ms. Roche served as the Chief Financial Officer, U.S. of Biogen Inc. from 2019 until April 2021, and served as the Chief Financial Officer U.S. Biopharma for Sandoz, a division of Novartis, from 2015 to 2019. Ms. Roche began her career at PricewaterhouseCoopers and has served as Chief Financial Officer at other companies including IoGenetics, Inc. and the Global Vaccines business unit at Wyeth Pharmaceuticals. Ms. Roche received her B.A. in Accountancy from Villanova University.

Sandra G. Stoneman has served as Immunome’s Chief Legal Officer and General Counsel since October 2020. In this role, Ms. Stoneman serves as Corporate Secretary to Immunome’s Board and leads the legal, corporate governance, intellectual property and human resources functions of Immunome. Prior to her role at Immunome, Ms. Stoneman was a corporate partner at the law firm of Duane Morris LLP from 2002 to 2020, where she was co-lead of the firm’s Life Sciences interdisciplinary practice group and was a co-chair of the firm’s emerging companies division and was an associate at the Dechert law firm from 1997 to 2002. Ms. Stoneman is a 1997 graduate of Temple University School of Law and received her B.A. in Sociology and Spanish from the State University of New York at Binghamton.

Bruce Turner, M.D., Ph.D. has served as Morphimmune’s Chief Strategy Officer and Interim Chief Financial Officer since March 2023. Additionally, Dr. Turner has serves as a Director and Chief Executive Officer of Xanadu Bio, Inc., a private mucosal immunity biotech company, since July 2021, as a Co-Founder and Chairman of the Board of Talos Surgical, a private robotic artificial intelligence driven surgical solutions company since May 2023, and as a Director, Founder and Chief Scientific Advisor of Gennao Bio, a private genetic medicines biotech company since May 2020. Previously, Dr. Turner served as Managing Director at Boxer Capital, LLC, a private biotechnology investment fund from 2017 to 2021. Prior to joining Boxer Capital, Dr. Turner served in roles of increasing responsibility at Hoffman-La Roche, most recently as Expert Scientist from 2013 to 2017. Dr. Turner received an M.D. from the University of Pennsylvania, a Ph.D. in Molecular Biology from the University of Pennsylvania and a B.A. in Biology from the University of Chicago.

Max Rosett has served as Morphimmune’s Acting Chief Operating Officer since March 2022. He joined Morphimmune in January 2022, serving as VP, Portfolio Planning and Corporate Strategy until March 2022. Mr. Rosett has also served as Principal at Research Bridge Partners, a life science investment firm, since March 2021. He was previously Director of Data Science at Research Bridge Partners from February 2018 to February 2021. He has also worked as an engineer at Google, and he started his career at the Boston Consulting Group, where he served clients in the pharmaceutical industry. Mr. Rosett earned a M.S. in Computer Science from Georgia Institute of Technology and a B.A. in Mathematics from Yale University.

Non-Employee Directors

Isaac Barchas, J.D. has served as Chair of the Morphimmune Board since January 2020. Mr. Barchas has served as President and Chief Executive Officer of Research Bridge Partners, a biotechnology accelerator, since January 2017. Mr. Barchas previously served as Director of the Austin Technology Incubator from 2006 to 2016. Mr. Barchas also worked at McKinsey & Company from 1996 to 2006. Mr. Barchas currently serves on the board of directors of Eradivir, Inc., a private biotechnology company focused on infectious diseases, and Tetricus Labs, a private technology company focused on AI-enabled psychiatric diagnostics. Mr. Barchas received his B.A. from Stanford University and his M.A. and J.D. from University of Chicago.

Immunome believes that Mr. Barchas is qualified to serve on its board of directors due to his extensive investment and business experience in the life sciences and biotechnology sectors.

James Boylan has served as the chief executive officer of Enavate Sciences, a portfolio company of Patient Square Capital that provides capital and strategic growth support to biotech and life science companies, since May 2022. Previously, Mr. Boylan served as President and Head of Investment Banking at SVB Leerink from May 2009 to April 2021. Mr. Boylan currently serves on the Board(s) of Enavate Sciences, Compass Therapeutics, Inc. (NASDAQ: CMPX), a clinical stage biopharmaceutical company, Zenas BioPharma, a clinical stage biopharmaceutical company, and Camp4 Therpeutics, a pre-clinical stage biopharmaceutical company Mr. Boylan earned his B.S in Finance from Lehigh University and his M.B.A. from Columbia University.

Immunome believes that Mr. Boylan is qualified to serve on its board of directors given his public company board experience and significant experience in the biotechnology industry.

Franklyn G. Prendergast, M.D., Ph.D. has served as a member of the Immunome Board since June 2021 and the Morphimmune Board since January 2020. Dr. Prendergast is a renowned medical and academic research professional who received the 2019 Mayo Distinguished Alumni award and the 2021 Mayo Doctor of Medical Science, honoris causa, and has over 45 years of association with the Mayo Foundation. Dr. Prendergast has served as a director of Perimeter Medical Imaging AI, Inc. (OTC:PYNKF) since 2017, Neubase Therapeutics, Inc. (Nasdaq: NBSE) since July 2019 and Lantern Pharma Inc. (Nasdaq: LTRN) since June 2020. Dr. Prendergast served as a director of Eli Lilly and Co. (NYSE: LLY) from 1995 until 2017, and a director of Vyant Bio, Inc. (Nasdaq: VYNT) from 2014 until 2020. Dr. Prendergast received his medical degree with honors from the University of the West Indies in 1968 and after an internship attended Lincoln College, University of Oxford, as a Rhodes Scholar where he obtained a B.A. with First Class Honors in 1971 and M.A. in 1979. He commenced a residency in Internal Medicine at the Mayo Clinic in 1971 and subsequently obtained a Ph.D. in biochemistry from the joint Mayo Graduate School/University of Minnesota program in 1977.

Immunome believes that Dr. Prendergast is qualified to serve on its board of directors due to his significant medical experience and life science industry experience and his historical knowledge of each of Immunome and Morphimmune.

Philip Wagenheim has served as a director on the Immunome Board since December 2017 and served as Immunome’s interim Chief Executive Officer from January 2017 to March 2017. Mr. Wagenheim has served as a Managing Member of Broadband Capital Partners, LLC since April 2016. He has also served as Vice Chairman of and held various leadership roles at Broadband Capital Management LLC and its affiliates since March 2000. He also served as Secretary, President and a member of the board of directors of Committed Capital Acquisition Corporation II from April 2014 to June 2017. Mr. Wagenheim received his B.B.A. from the University of Miami in 1992.

Immunome believes that Mr. Wagenheim is qualified to serve on its board of directors due to his extensive experience as a venture capital investor in the life science industry and financial expertise.

Family Relationships

There are no family relationships among any of Immunome’s directors and executive officers. Except as described above, there are no arrangements or understandings with another person under which Immunome’s directors and executive officers were or are to be selected as a director or executive officer. Additionally, no director or executive officer of Immunome is involved in legal proceedings which require disclosure under Item 401 of Regulation S-K.

Employment Agreements

Clay Siegall, Ph.D. Employment Agreement

As previously disclosed, on June 28, 2023, Dr. Siegall entered into an employment agreement with Immunome (the “Siegall Employment Agreement”), which became effective at the effective time of the Merger. The Siegall Employment Agreement sets forth the terms of his employment as chairman and chief executive officer of Immunome following the effective time of the Merger. The Siegall Employment Agreement provides for (i) an annual base salary of $650,000 with bonus potential of up to 50% base annual salary and (ii) the grant of a stock option (the “Merger Option”) on June 28, 2023. The Merger Option is (i) subject to meeting certain additional vesting requirements, be exercisable for 2,137,080 shares of Immunome common stock, (ii) vest (x) 25% at the one-year anniversary of the Effective Date and (y) the remaining 75% monthly over the next 36 months, with such vesting being contingent upon Dr. Siegall’s continued employment by Immunome and (iii) be exercisable at a per share price of $5.91. In the event of termination without cause outside of a Change in Control Period (as defined in the Siegall Employment Agreement), Dr. Siegall would be entitled to, among other things as described in the Siegall Employment Agreement, (i) a sum equal to 12 months’ base salary, as then in effect, plus the target annual bonus and (ii) a pro-rated portion of the annual bonus to which Dr. Siegall would be entitled with respect to such year of termination, based on the achievement of performance metrics as determined by the Immunome Board. In the event of termination without cause within a Change in Control Period, Dr. Siegall would be entitled to, among other things, (i) a sum equal to 150% of the sum of 12 months’ base salary, as then in effect, plus the target bonus amount, (ii) a pro-rated portion of the annual bonus to which Dr. Siegall would be entitled with respect to such year of termination, based on the achievement of performance metrics as determined by the Immunome Board and (iii) the vesting of 100% of the unvested shares subject to the Merger Option. Under the Siegall Employment Agreement, any severance or other payments or benefits contemplated in the event of a termination without cause are conditional on Dr. Siegall’s continued compliance with the terms of the Siegall Employment Agreement and the effectiveness of a Separation Agreement (as defined in the Siegall Employment Agreement) within 60 days of the termination date.

The foregoing description of the Siegall Employment Agreement is not complete and is qualified in its entirety by reference to the Siegall Employment Agreement, which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Existing Morphimmune Employment Agreements

Morphimmune previously entered into employment agreements with each of the executive officers named below in this Current Report on Form 8-K. Such agreements remain in effect following the consummation of the Merger and are described below.

Jack Higgins, Ph.D.

In April 2022, Morphimmune entered into an employment letter with Jack Higgins, Ph.D., as Chief Scientific Officer (the “Higgins Offer Letter”). Dr. Higgins’ employment is at will and may be terminated at any time, with or without cause. The Higgins Offer Letter provides for an annual base salary of $235,000 per year, which has been subsequently adjusted to $375,000, and an annual target bonus of 30% of Dr. Higgins’s then current annual base salary, as well as participation in Morphimmune’s benefit programs. The Higgins Offer Letter provides for an equity grant of options to purchase 652,744 shares of Morphimmune common stock at the fair market value on the date of grant, 25% of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remaining shares subject to the option vesting in equal monthly installments over the subsequent 36 months thereafter, subject to continuous service as of each such vesting date.

The Higgins Offer Letter provides that if Dr. Higgins’s employment is terminated by Morphimmune without cause or his resignation for good reason (the “Higgins Qualifying Termination”), subject to execution of a release of claims in favor of Morphimmune, Dr. Higgins will receive six months of base salary and six months of COBRA continuation benefits as well as a pro-rated portion of his target annual bonus as a severance benefit. If a Higgins Qualifying Termination had occurred prior to May 1, 2023, Dr. Higgins would have been entitled to vesting acceleration as if he remained in continuous service through May 1, 2023.

The Higgins Offer Letter provides that in the event of a Higgins Qualifying Termination upon or within twelve months of a Change in Control (as defined in the Morphimmune Plan), which will result in connection with the closing of the Merger, then in addition to the benefits described above, all outstanding equity awards held by Dr. Higgins will be vested and exercisable as of the date of a Higgins Qualifying Termination.

Max Rosett

In June 2022, Morphimmune entered into an amended and restated employment letter with Max Rosett as Acting Chief Operating Officer (the “Rosett Offer Letter”). The Rosett Offer Letter replaced Mr. Rosett’s prior offer letter with Morphimmune dated January 1, 2022. The Rosett Offer Letter provides for an annual base salary of $200,000 per year, which has been subsequently adjusted to $275,000, and an annual target bonus of 25% of Mr. Rosett’s then current annual base salary, as well as participation in Morphimmune’s benefit programs. The Rosett Offer Letter provides for an option to purchase 130,549 shares of Morphimmune common stock at the fair market value on the date of grant, with 25% of the shares subject to the option vesting on the first anniversary of the vesting commencement date and the remaining shares subject to the option vesting in equal monthly installments over the subsequent 36 months thereafter, subject to continuous service as of each such vesting date.

The Rosett Offer Letter provides that if Mr. Rosett’s employment is terminated by Morphimmune without cause or his resignation for good reason (the “Rosett Qualifying Termination”), subject to execution of a release of claims in favor of Morphimmune, Mr. Rosett will receive six months of base salary and six months of COBRA continuation benefits as well as a pro-rated portion of his target annual bonus as a severance benefit. If a Rosett Qualifying Termination had occurred prior to March 24, 2023, Mr. Rosett would have been entitled to vesting acceleration as if he remained in continuous service through March 24, 2023.

The Rosett Offer Letter provides that in the event of a Rosett Qualifying Termination upon or within twelve months of a Change in Control (as defined in the Morphimmune Plan) then in addition to the benefits described above, all outstanding equity awards held by Mr. Rosett will be vested and exercisable as of the date of a Rosett Qualifying Termination.

Bruce Turner, M.D., Ph.D.

In May 2023, Morphimmune entered into an employment letter with Bruce Turner, M.D., Ph.D., as Chief Strategy Officer, Executive Vice President and Interim Chief Financial Officer (the “Turner Offer Letter”). Dr. Turner’s employment is at will and may be terminated at any time, with or without cause. The Turner Offer Letter provides for an annual base salary of $390,000 per year, provided that, if at the request of Morphimmune, Dr. Turner assumes the duties of the Chief Financial Officer, on an interim basis, his annual base salary will be increased to $450,000. Additionally, the Turner Offer Letter provides an annual target bonus of 40% of Dr. Turner’s then current annual base salary, as well as participation in Morphimmune’s benefit programs. The Turner Offer Letter provides for an equity grant of options to purchase the number of shares of Morphimmune common stock representing 3% of the fully-diluted shares of Morphimmune at the time of grant with an exercise price equal to the fair market value on the date of grant. The option vests as to 25% of the shares subject to the option on the first anniversary of the vesting commencement date and the remaining shares subject to the option vest in equal monthly installments over the subsequent 36 months thereafter, subject to continuous service as of each such vesting date.

The Turner Offer Letter provides that if Dr. Turner’s employment is terminated by Morphimmune without cause or his resignation for good reason (the “Turner Qualifying Termination”), subject to execution of a release of claims in favor of Morphimmune, Dr. Turner will receive 12 months of base salary, 12 months of COBRA continuation benefits as well as a pro-rated portion of his target annual bonus. If a Turner Qualifying Termination occurs prior to March 1, 2024, Dr. Turner would be entitled to vesting acceleration as if he remained in continuous service through March 1, 2024.

The Turner Offer Letter provides that in the event of a Turner Qualifying Termination upon or within twelve months of a Change in Control (as defined in the Morphimmune Plan), which will result in connection with the closing of the Merger, then in addition to the benefits described above, all outstanding equity awards held by Dr. Turner will be vested and exercisable as of the date of a Turner Qualifying Termination.

The foregoing descriptions of the Higgins Offer Letter, the Rosett Offer Letter and the Turner Offer Letter (collectively, the “Morphimmune Employment Agreements”), are not complete and are qualified in their entirety by reference to those Morphimmune Employment Agreements, which are filed as Exhibits 10.4, 10.5 and 10.6, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Separation Agreements with Terminated Immunome Officers

Giesing Separation Agreement

In connection with the consummation of the Merger, Immunome and Dr. Giesing entered into a Separation Agreement (the “Giesing Separation Agreement”), effective as of October 2, 2023. Pursuant to the Giesing Separation Agreement, Dr. Giesing was terminated as an officer and employee of Immunome effective as of the closing of the Merger (the “Giesing Separation Date”), and Immunome agreed to pay Dr. Giesing an amount equal to 9 months of his base salary, which will be paid in substantially equal installments on Immunome’s regular payroll schedule following the Giesing Separation Date, subject to standard deductions and withholdings. Additionally, all unvested shares of Immunome common stock subject to options awarded to Dr. Giesing under Immunome’s 2020 Equity Incentive Plan will vest in accordance with the terms of the Giesing Consulting Agreement (as defined below). Under the Giesing Separation Agreement, Dr. Giesing provided a customary broad form release of claims and other customary covenants to Immunome in connection with his departure. The foregoing description of the Giesing Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Giesing Separation Agreement, a copy of which will be filed as an exhibit to Immunome’s quarterly report on Form 10-Q for the quarter ending September 30, 2023.

Sarma Separation Agreement

In connection with the consummation of the Merger, Immunome and Dr. Sarma entered into a Separation Agreement (the “Sarma Separation Agreement”), effective as of October 3, 2023. Pursuant to the Sarma Separation Agreement, Immunome agreed to pay Dr. Sarma an amount equal to 15 months of his base salary, which will be paid in substantially equal installments on Immunome’s regular payroll schedule, subject to standard deductions and withholdings. Additionally, Immunome will pay the company contribution for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for a period of 15 months. In addition, Immunome agreed to pay $210,600, an amount equal to the bonus that Dr. Sarma would be eligible to receive during calendar year 2023 assuming that Immunome achieved 100% of the performance targets established by the Immunome Board for 2023, prorated at 75% on the basis of a 365-day year, which will be paid in a lump sum on the first regular payroll date following the effective date of the Sarma Separation Agreement. Under the Sarma Separation Agreement, Dr. Sarma provided a customary broad form release of claims and other customary covenants to Immunome in connection with his departure. The foregoing description of the Sarma Separation Agreement is not complete and is qualified in its entirety by reference to the full text of the Sarma Separation Agreement, a copy of which will be filed as an exhibit to Immunome’s quarterly report on Form 10-Q for the quarter ending September 30, 2023.

Consulting Agreement with Terminated Immunome Officer

In connection with the consummation of the Merger and Dr. Giesing’s termination, Immunome entered into a consulting agreement (the “Giesing Consulting Agreement”) with Dr. Giesing pursuant to which he will provide consulting advice as requested by Immunome regarding Immunome’s ONC-01 program on matters such as IND submission, FDA communications, clinical drug supply and other clinical trial readiness matters. As compensation for the services under his consulting agreement, Dr. Giesing will be paid $300 per hour, and his previously outstanding options will continue to vest during the term of the Giesing Consulting Agreement. Either party to the Giesing Consulting Agreement has the right to terminate the agreement with or without cause upon 10 days prior written notice. The foregoing description of the Giesing Consulting Agreement is not complete and is qualified in its entirety by reference to the full text of the Giesing Consulting Agreement, a copy of which will be filed as an exhibit to Immunome’s quarterly report on Form 10-Q for the quarter ending September 30, 2023.

Equity Plans

Morphimmune 2020 Equity Incentive Plan

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger, Immunome assumed the Morphimmune Plan and all of the stock options issued and outstanding under the Morphimmune Plan. From and after the effective time of the Merger, each outstanding Morphimmune stock option assumed by Immunome may be exercised solely for a number of shares of Immunome’s common stock as determined by multiplying (i) the number of shares of Morphimmune capital stock that were subject to such Morphimmune stock option, as in effect immediately prior to the effective time of the Merger, by (ii) 0.3042, and rounding the resulting number down to the nearest whole number of shares of Immunome’s common stock, at a per share exercise price determined by dividing (A) the per share exercise price of Morphimmune capital stock subject to such Morphimmune stock option, as in effect immediately prior to the effective time of the Merger, by (B) 0.3042 and rounding the resulting exercise price up to the nearest whole cent. Any restriction on the exercise of any Morphimmune stock option assumed by Immunome will continue in full force and effect and the term, exercisability, vesting schedule, accelerated vesting provisions, and any other provisions of such Morphimmune stock option will otherwise remain unchanged; provided, however, that Immunome’s board of directors or a committee thereof will succeed to the authority and responsibility of Morphimmune’s board of directors or any committee thereof with respect to each Morphimmune stock option assumed by Immunome.

Pursuant to the terms of the Merger Agreement, Immunome is obligated to file a registration statement on Form S-8 to register the shares of Immunome’s common stock issuable upon exercise of such Morphimmune stock options promptly, but no later than 30 days following the effective time of the Merger.

The foregoing description of the Morphimmune Plan does not purport to be complete and is qualified in its entirety by reference to the text of the Morphimmune Plan, forms of restricted stock purchase agreement, stock option agreement and early exercise stock purchase agreement, a copies of which are attached to this Current Report on Form 8-K as Exhibits 10.7 and 10.8 hereto and are incorporated herein by reference.

Related Party Transactions

Since January 1, 2021, Immunome had entered into transactions with the directors or executive offers named in this Current Report that would be required to be disclosed under Item 404(a) of Regulation S-K. Unless disclosed elsewhere in this Current Report, such transactions are described below.

PIPE Financing

On June 29, 2023, Immunome entered into Subscription Agreements with the PIPE Investors pursuant to which, among other things, the PIPE Investors subscribed for and purchased, and Immunome issued and sold to the PIPE Investors, an aggregate of 21,690,871 shares of Immunome’s common stock in connection with the closing of the Merger for an aggregate purchase price of approximately $125.0 million, on the terms and subject to the conditions set forth in the Subscription Agreements. The shares of Immunome’s common stock were sold to the PIPE Investors at a price per share equal to $5.75 and, in the case of affiliate investors, $5.91 per share, the consolidated closing bid price per share immediately preceding the entry into the Subscription Agreements. Dr. Siegall, Immunome's President, Chief Executive Officer and Chairman of the Board, and Dr. Turner, Immunome's Chief Strategy Officer agreed to purchase shares of Immunome’s common stock in the PIPE Financing at a price per share equal to $5.91. Each Subscription Agreement contained customary representations and warranties of Immunome, on the one hand, and the PIPE Investor, on the other hand, and customary conditions to closing, including (i) the consummation of the Merger immediately prior to the consummation of the PIPE Financing and (ii) an obligation to file a registration statement registering the shares issued in the PIPE within 45 days of issuance, subject to certain exceptions. The PIPE Financing closed in connection with the Merger.

Participants	Common Stock Purchased for Cash	Total Purchase Price
Clay Siegall, Ph.D.	169,204	$999,995.64
Bruce Turner, M.D., Ph.D.	42,300	$249,993.00

Convertible Note Financing

From May to September 2021, Morphimmune sold convertible promissory notes with an aggregate principal amount of $5.7 million. The convertible notes accrued interest at an annual rate of 8%. The convertible notes converted into shares of Morphimmune’s Series A-1 preferred stock at a conversion price of $1.4442 per share, equal to 80% of the cash purchase price per share of the Series A preferred stock. In May 2021, Aphorism Foundation, a greater than 5% stockholder of Morphimmune, purchased a convertible promissory note in the principal amount of $1.0 million, which converted into shares of Morphimmune’s Series A-1 preferred stock as described below.

Convertible Note Amendment

In June 2021, Morphimmune and RBP Catalyst Fund, L.P., and/or its affiliates, RBP Catalyst, amended the convertible promissory notes with an aggregate principal amount of $800,000 sold to RBP Catalyst in February and December 2020 to amend the definition of “Sale of Company,” to provide for the mandatory conversion of the convertible promissory note upon a qualified equity financing and repayment upon the sale of Morphimmune, and optional conversion, at RBP Catalyst’s election, upon the close of a non-qualified equity financing. The convertible promissory notes sold to RBP Catalyst converted into shares of Morphimmune’s Series A-1 preferred stock as described below. Mr. Barchas is Chief Executive Officer of RBP Catalyst.

Preferred Stock Financings

Series A Preferred Stock Financing

In February 2022, Morphimmune entered into a Series A preferred stock purchase agreement with various investors, pursuant to which Morphimmune issued and sold to investors in a private placement an aggregate of 10,434,184 shares of its Series A preferred stock at a purchase price of $1.8053 per share through the payment of cash and Series A-1 preferred stock at a purchase price of $1.4442 per share through the conversion of convertible promissory notes issued in 2020 and 2021 and the accrued but unpaid interest thereon, for aggregate proceeds of approximately $17.10 million. Entities affiliated with Mr. Barchas purchased 4,623,812 shares of Series A preferred stock for an aggregate purchase price of $8.35 million and purchased 579,446 shares of Series A-1 preferred stock through the conversion of convertible promissory notes for an aggregate purchase price of approximately $0.50 million.

Series A-2 Preferred Stock Financing

In May 2023, Morphimmune issued and sold to investors in a private placement an aggregate of 9,890,414 shares of its Series A-2 preferred stock at a purchase price of $1.51662 per share through the payment of cash, for aggregate proceeds of approximately $15.0 million. An entity affiliated with Mr. Barchas purchased 3,099,174 shares of Series A-2 preferred stock for an aggregate purchase price of $4.70 million. Dr. Siegall purchased 494,520 shares of Series A-2 preferred stock for an aggregate purchase price of $0.75 million. Dr. Siegall’s brother, Lance Siegall, purchased 204,401 shares of Series A-2 preferred stock for an aggregate purchase price of $0.31 million. Entities affiliated with EcoR1 Capital, LLC, a 5% holder of Immunome common stock, purchased 1,318,721 shares of Series A-2 preferred stock for an aggregate purchase price of $2.0 million. Entities affiliated with Redmile Group, LLC, a 5% holder of Immunome common stock, purchased 1,318,721 shares of Series A-2 preferred stock for an aggregate purchase price of $2.0 million.

Investors’ Rights, Management, Voting and Co-Sale Agreements

In connection with the Morphimmune’s Series A-2 preferred stock financing, Morphimmune entered into amended and restated investor rights, voting and right of first refusal and co-sale agreements containing registration rights, information rights, rights of first offer, voting rights and rights of first refusal, among other things, with certain holders of Morphimmune capital stock. Drs. Siegall, Higgins and Prendergast, Messrs. Barchas and Rosett and entities affiliated with EcoR1 Capital, LLC, Redmile Group, LLC and Mr. Barchas were parties to these agreements. Pursuant to the terms of the Merger Agreement, these agreements terminated in connection with the Closing.

Indemnification Agreements

Immunome has entered into indemnification agreements with certain of its directors and executive officers. The indemnification agreements will require Immunome to indemnify these individuals to the fullest extent not prohibited by Delaware law. There is no pending litigation or proceeding naming any of Immunome’s directors or officers to which indemnification is being sought, and Immunome is not aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer. The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the text of the form of indemnification agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.9 and is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On October 2, 2023, in connection with the transactions contemplated by the Merger Agreement and following the Special Meeting, Immunome filed certificates of amendment to its Amended and Restated Certificate of Incorporation (the “Immunome Charter”) (i) allowing for the exculpation of executive officers for certain breaches of fiduciary duty (the “Officer Exculpation Amendment”) and (ii) increasing the number of authorized shares of Immunome common stock from 200,000,000 to 300,000,000 (the “Authorized Share Amendment”).

The foregoing descriptions of the Officer Exculpation Amendment and the Authorized Share Amendment are not complete and are subject to and qualified in their entirety by reference to the Officer Exculpation Amendment and the Authorized Share Amendment, copies of which are attached as Exhibit 3.1 and 3.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 29, 2023, Immunome held the Special Meeting to consider five proposals related to Immunome’s previously announced Merger with Morphimmune, pursuant to the Merger Agreement. Each of Immunome’s proposals was approved by the requisite vote of Immunome’s stockholders as described below.

At the close of business on August 21, 2023, the record date for the Special Meeting, there were 12,202,516 shares of Immunome common stock issued and outstanding. The holders of a total of 9,688,018 shares of Immunome common stock were represented at the Special Meeting by proxy or by attendance at the virtual meeting, representing approximately 79.39% of issued and outstanding Immunome common stock as of the record date, which total constituted a quorum for the Special Meeting in accordance with Immunome’s bylaws.

The final voting results for each of the proposals voted upon at the Special Meeting is set forth below. Brokers had discretionary authority to vote for Proposal No. 4 for the shares of the Immunome common stock held in street name, and as a result, no broker non-votes were received for Proposal No. 4. For more information on the proposals voted upon at the meeting, please refer to Immunome’s proxy statement/prospectus/information statement for the Special Meeting filed with the Securities and Exchange Commission on August 28, 2023.

Proposal 1. To approve the issuance of shares of Immunome capital stock pursuant to the Merger, which will represent more than 20% of the shares of Immunome common stock outstanding immediately prior to the Merger, pursuant to Rule 5635(a) of the Nasdaq Stock Market LLC (the “Stock Issuance Proposal”):

7,564,893 For	26,190 Against	1,516 Abstain	2,095,419 Broker Non-Votes

Proposal 2. To approve an amendment to the Immunome 2020 Equity Incentive Plan to increase the total number of shares of Immunome common stock currently available for issuance under the 2020 Plan by 2,955,280 shares:

6,051,180 For	1,534,559 Against	6,860 Abstain	2,095,419 Broker Non-Votes

Proposal 3. To approve an amendment to the Immunome amended and restated certificate of incorporation to provide for the exculpation of officers:

7,472,296 For	108,915 Against	11,388 Abstain	2,095,419 Broker Non-Votes

Proposal 4. To approve an amendment to the Immunome amended and restated certificate of incorporation to increase the number of authorized shares of Immunome common stock from 200,000,000 to 300,000,000:

9,405,265 For	267,373 Against	15,380 Abstain	0 Broker Non-Votes

Proposal 5. To approve a postponement or adjournment of the Immunome special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Stock Issuance Proposal:

9,399,410 For	279,244 Against	9,364 Abstain	0 Broker Non-Votes

Item 8.01.	Other Events

On October 3, 2023, Immunome issued a press release announcing the closing of the Merger and PIPE Financing. The press release contains statements intended as “forward-looking statements” which are subject to the cautionary statements about forward-looking statements set forth therein. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(a) Financial Statements of Business Acquired

The financial statements and information required by this Item 9.01(a) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro Forma Financial Information

The financial statements and information required by this Item 9.01(b) will be filed by amendment to this report not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger and Reorganization, dated as of June 29, 2023, by and among Immunome, Inc., Ibiza Merger Sub, Inc. and Morphimmune Inc. (incorporated by reference from Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39580) filed with the SEC on June 29, 2023).
3.1	Amended and Restated Certificate of Incorporation of Immunome, Inc. (incorporated by reference from Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K (File No. 001-39580) filed with the SEC on March 28, 2023).
3.2	Certificate of Merger.
3.3	Certificate of Amendment, dated October 2, 2023 to the Amended and Restated Certificate of Incorporation of Immunome, Inc. to implement Officer Exculpation.
3.4	Certificate of Amendment, dated October 2, 2023 to the Amended and Restated Certificate of Incorporation of Immunome, Inc. to implement the Authorized Share Increase.
10.1†	Master License Agreement, by and between Morphimmune, Inc. and Purdue Research Foundation, dated as of January 19, 2021, as modified pursuant to that certain email by Max Rosett to representatives of Purdue University dated March 15, 2023 (incorporated by reference from Exhibit 10.43 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.2†	Master Sponsored Research Agreement, by and among Morphimmune, Inc., Purdue Research Foundation, and Purdue University, dated February 1, 2022, as amended by that certain Amendment No. 1 to Agreement No. 22090022 executed June 15, 2023 (incorporated by reference from Exhibit 10.42 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.3+	Employment Agreement between Immunome, Inc. and Clay Siegall, Ph.D., dated June 28, 2023 (incorporated by reference from Exhibit 10.40 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.4+	Offer Letter between Morphimmune Inc. and Jack Higgins, Ph.D., dated April 26, 2022 (incorporated by reference from Exhibit 10.48 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.5+	Offer Letter between Morphimmune Inc. and Max Rosett, dated June 24, 2022 (incorporated by reference from Exhibit 10.47 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.6+	Offer Letter between Morphimmune Inc. and Bruce Turner, dated May 9, 2023 (incorporated by reference from Exhibit 10.46 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.7+	Morphimmune Inc. 2020 Equity Incentive Plan (incorporated by reference from Exhibit 10.44 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.8+	Forms of Restricted Stock Purchase Agreement, Stock Option Agreement and Early Exercise Stock Purchase Agreement under the Morphimmune, Inc. 2020 Equity Incentive Plan (incorporated by reference from Exhibit 10.45 to the Registrant’s Registration Statement on Form S-4/A (File No. 333-273792) filed with the SEC on August 28, 2023).
10.9	Form of Indemnification Agreement between Immunome, Inc. and each of its directions and officers. (incorporated by reference from Exhibit 10.1 to the Registrant's Registration Statement on Form S-1 (File No. 333-248687) filed with the SEC on September 9, 2020)
99.1	Press Release dated October 3, 2023, regarding the closing of the Merger.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

+	Indicates management contract or compensatory plan.

†	Certain portions of this exhibit (indicated by asterisks) have been omitted because they are not material and is the type of information that the Company treats as private or confidential.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Immunome, Inc.

	By:	/s/ Clay Siegall
	Name:	Clay Siegall, Ph.D.
	Title:	Chief Executive Officer and President
Date: October 4, 2023